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                                    EXHIBIT 6

                           LANDMARK VENTURES VII, LLC
                           150 West Brambleton Avenue
                             Norfolk, Virginia 23510

                                  July 30, 2001


To the shareholders of coolsavings.com inc.
countersigning below (the "Significant Investors")

     Re: Investment by Landmark Ventures VII, LLC and Landmark Communications, Inc. (collectively, "Landmark") in coolsavings.com inc. (the "Company") pursuant to that certain Securities Purchase Agreement, dated as of the date hereof as the same may be amended and restated from time to time (the "Purchase Agreement"). (Capitalized terms not defined when used have the meanings given such terms under the Purchase Agreement.)

Dear Significant Investors:

     In furtherance of the transactions contemplated by the Purchase Agreement, Landmark and the Significant Investors have entered into one or more ancillary agreements, including that certain Voting Agreement dated as of the date hereof. In consideration of the mutual covenants contained in such agreements, Landmark agrees as follows:

     1. Until the earlier of (a) two years after Landmark and any of its Affiliates own 51% of the Common Stock of the Company (measured on an as-converted basis) or (b) July 30, 2005, Landmark will not initiate or propose a transaction or series of transactions to make the Company a privately held company or to acquire more than 20% of the Common Stock (including securities convertible or exchangeable into such Common Stock), calculated on a Fully Diluted Basis, except in a transaction or series of transactions which has been approved by holders of a majority of the Common Stock, calculated on a Fully Diluted Basis, not then held by Landmark or any Affiliate; provided, however, that the above restriction shall not apply to any transactions contemplated by the Purchase Agreement or the Transaction Documents, including, without limitation, adjustments made in connection with anti-dilution protections, the issuance, conversion or exercise of any of the Securities, the issuance of securities made in respect of anti-dilution protections, and the exercise of any right of first offer or preemptive right.

     2. No amendment, modification, termination, or waiver of any provision of this letter agreement, and no consent to any departure by any Significant Investor or Landmark from any provision of this letter agreement, shall be effective unless it shall be in writing and signed and delivered by Landmark and Significant Investors holding a majority of the shares of Common Stock held by all Significant Investors on an as converted basis, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.



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Significant Investors
July 30, 2001
Page 2


     3. No party shall assign any of its rights or delegate any of its obligations under this letter agreement. Any assignment or delegation in contravention of this Section 3 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this letter agreement; provided, however, that Landmark may freely transfers its shares of Series B Preferred Stock to a third party as long as such third party agrees to be bound by the terms of this letter agreement. The provisions of this letter agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person shall be entitled to enforce its rights hereunder directly.

     4. This letter agreement and all rights, remedies, liabilities, powers and duties of the parties hereto shall be governed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

     5. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the seventh business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to Landmark at its address stated in the Purchase Agreement and all notices to each of the Significant Investors shall be given at its address in the register of shareholders of the Company, or, in each case, at any other address as the party may specify for this purpose by notice to the other parties.

     6. Unless terminated earlier as provided herein, this letter agreement shall terminate upon the first to occur of (a) the termination of the Purchase Agreement pursuant to its terms or (b) the termination of the covenant set forth in Section 1 above in accordance with its terms.

     7. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

     If the foregoing reflects our mutual understanding with respect to the subject matter hereof, please countersign this letter to express your agreement with the terms hereof.

                                        Very truly yours,

                                        LANDMARK VENTURES VII, LLC

                                        By:  /s/ Richard A. Fraim
                                            ------------------------------
                                            Name:  Richard A. Fraim
                                            Title: Vice President and Treasurer



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Significant Investors
July 30, 2001
Page 3


                                        LANDMARK COMMUNICATIONS, INC.

                                        By:  /s/ Guy R. Friddell, III
                                            ------------------------------
                                            Name:  Guy R. Friddell, III
                                            Title: Executive Vice President
SEEN AND AGREED:

LEND LEASE INTERNATIONAL PTY.
LIMITED [ACN# 000489109]


By: /s/ Mark Skinner, under Power of Attorney
    -----------------------------------------
    Name: Mark Skinner, under Power of Attorney


STEVEN M. GOLDEN


/s/ Steven M. Golden
-----------------------------


STEVEN M. GOLDEN REVOCABLE
LIVING TRUST DATED 3/3/98


By: /s/ Steven M. Golden
    -------------------------
    Name   Steven M. Golden
    Title: Trustee


STEVEN M. GOLDEN L.L.C.


By: /s/ Steven M. Golden
    -------------------------
    Name   Steven M. Golden
    Title: Member


MATTHEW MOOG


/s/ Matthew Moog
-----------------------------



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Significant Investors
July 30, 2001
Page 4


MOOG INVESTMENT PARTNERS LP


By: /s/ Matthew Moog
    ------------------------------
    Name   Matthew Moog
    Title: General Partner


ROBERT J. KAMERSCHEN


/s/ Robert J. Kamerschen
-----------------------------


HUGH R. LAMLE


/s/ Hugh R. Lamle
-----------------------------


HLBL FAMILY PARTNERS LP


By: /s/ Hugh R. Lamle
    ------------------------------
    Name   Hugh R. Lamle
    Title: Managing General Partner


HUGH AND BETSY LAMLE FOUNDATION


By: /s/ Hugh R. Lamle
    ------------------------------
    Name   Hugh R. Lamle
    Title: President



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Significant Investors
July 30, 2001
Page 5


RICHARD H. ROGEL REVOCABLE
LIVING TRUST DATED 3/21/90


By: /s/ Richard H. Rogel
    ------------------------------
    Name   Richard H. Rogel
    Title: Trustee


RICHARD ROGEL - CHARITABLE
REMAINDER TRUST


By: /s/ Richard H. Rogel
    ------------------------------
    Name   Richard H. Rogel
    Title: Trustee


RICHARD ROGEL LIMITED PARTNERSHIP


By: /s/ Richard H. Rogel
    ------------------------------
    Name   Richard H. Rogel
    Title: General Partner